UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: April 29, 2005

Assurant, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31978	39-1126612

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Chase Manhattan Plaza, 41st Floor
New York, New York	10005

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 859-7000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
SIGNATURE

Item 1.01         Entry Into a Material Definitive Agreement

     On April 29, 2005, Assurant, Inc. (the “Company”) entered into an amended and restated revolving credit facility with a syndicate of lenders arranged by J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. The revolving credit facility is unsecured and provides for loans, including loans to fund the Company’s maturing commercial paper, in an aggregate amount of up to $500 million. The Company may, subject to certain terms and conditions, increase the total amount of the revolving credit facility up to $750 million. The revolving credit facility is available until April 2010 so long as the Company is not in default.

     Interest under the revolving credit facility is variable, and is based on, at the Company’s option, (i) LIBOR plus a margin ranging from 0.300% to 0.750% per annum or (ii) the higher of the prime rate of JPMorgan Chase Bank, N.A. or 0.500% over the federal funds rate. The Company is also required to pay, on a quarterly basis, a commitment fee ranging from 0.070% to 0.150% per annum on the average daily unused portion of the revolving credit facility. The margin for LIBOR loans and the amount of commitment fees to be paid are both determined on the basis of the senior unsecured debt rating of the Company. At any time during which the aggregate amount of outstanding loans exceeds 50% of the total commitments under the revolving credit facility, the applicable interest rate will be increased by an additional 0.010% per annum.

     The revolving credit facility contains customary affirmative and negative covenants and events of default. In addition, the revolving credit facility requires that the Company maintain (i) a ratio of consolidated debt to consolidated capitalization not to exceed 0.35 to 1.0 and (ii) a consolidated adjusted net worth of not less than the sum of (x) $2,477,212,000 plus (y) 50% of the consolidated net income of the Company for each fiscal quarter ending after December 31, 2004 plus (z) 100% of the net cash proceeds received by the Company after December 31, 2004 from any issuance by the Company of its capital stock.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSURANT, INC.

Date: April 29, 2005	By:	/s/ Douglas R. Lowe
Name: Douglas R. Lowe
Title: Vice President and Corporate Counsel